UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 27, 2005

The Hallwood Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-08303	51-0261339

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas	75219

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(214) 528-5588

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On July 27, 2005, as described in greater detail in Item 8.01, the board of directors of The Hallwood Group Incorporated (the “Company”) approved an amendment to the plan of partial liquidation of the Company, pursuant to which the Company will distribute cash equal to $6.17 per share to each holder of record of the Company’s common stock on August 12, 2005 (the “Record Date”). At the same time, the board of directors authorized the Company to pay a cash bonus to each of the Company’s officers who hold outstanding options to purchase common stock of the Company in an amount equal to the amount of the distribution in partial liquidation payment per share on the number of shares subject to options they hold on the Record Date. The total amount of the payments with respect to the options is anticipated to be approximately $118,000, including a payment of $69,413 to Melvin J. Melle, Vice President, Chief Financial Officer and Secretary.
Item 8.01. Other Events.
     On July 27, 2005, the board of directors of the Company approved an amendment to the previously approved plan of partial liquidation of the Company and pursuant to that amendment, approved the payment of an additional special cash distribution equal to $6.17 for each share of common stock of the Company outstanding on the Record Date of August 12, 2005. The total amount of the distribution will be approximately $9.3 million. The distribution will be payable on or about August 18, 2005.
     The distribution is in partial liquidation of the Company as a result of the Company’s disposition of its real estate interests and partnership units relating to Hallwood Realty Partners, L.P. on July 16, 2004 and the determination to discontinue the Company’s real estate activities.
     On July 27, 2005, the Company issued a press release regarding the distribution in partial liquidation and bonuses to officers.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.
99.1	Press release, dated July 27, 2005, of The Hallwood Group Incorporated

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HALLWOOD GROUP INCORPORATED

Date: July 27, 2005	By:	/s/ Melvin J. Melle

	Name:	Melvin J. Melle
	Title:	Vice President

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